[Non-Employee Director]

THE MARCUS CORPORATION
2004 EQUITY INCENTIVE PLAN
STOCK OPTION AWARD

[Name]
[Address]
[Telephone]: (___)___-____

Dear ___________________:

You have been granted an option (this “Option”) to purchase shares of common stock of The Marcus Corporation (the “Company”) under The Marcus Corporation 2004 Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:	___________, 200__

Type of Option:	Nonqualified

Number of Option Shares:	____________________

Exercise Price Per Share:	$_______________

Termination Date:	This Option will terminate upon the close of business at the Company headquarters on the earlier of:

•	The tenth (10th) anniversary of the Grant Date, or

•	One hundred and eighty (180) days after you cease serving on the Board of Directors for any reason.

Manner of Exercise:	You may exercise this Option in whole or part at any time until the Termination Date. During your lifetime, only you (or your legal representative in the event of your disability) may exercise this Option. If someone else wants to exercise this Option after your death, that person must contact the Secretary of the Company and prove to the Company’s satisfaction that he or she is entitled to do so.

To exercise this Option, you must provide notice to the Secretary of the Company on such form as the Secretary prescribes. Your notice must be accompanied by payment of the exercise price: (1) in cash; (2) by check of money order made payable to the Company; (3) by delivering previously owned Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank (which will be valued at their Fair Market value on the date of exercise); (4) by delivering Shares (which will be valued at their Fair Market Value on the date of exercise) otherwise receivable upon exercise of this Option; or (5) any combination of the foregoing. If, and to the extent you have not exercised this Option on its expiration date, and the Fair Market Value of the Shares to which this Option relates exceeds the exercise price thereof, then this Option will be automatically exercised on your behalf through the method described in clause (4) above to the extent this Option is otherwise vested.

Your ability to exercise this Option may be restricted by the Company if required by applicable law.

Transferability:	You may not transfer or assign this Option for any reason, other than under your will or as required by interstate laws, unless otherwise permitted by the Committee. Any attempted transfer or assignment will be null and void.

Restrictions on Resale:	By accepting this Option, you agree not to sell any Shares acquired under this Option at a time when applicable laws, Company policies (including, without limitation, the Company’s insider trading policy) or an agreement between the Company and its underwriters prohibit a sale.

Optionee Rights:	You are not considered a Company shareholder until you exercise this Option, pay all withholding taxes due, and receive a certificate for the Shares. Shares issued under this Option will be fully paid and nonassessable by the Company. The grant of this Option does not confer on you any right to continue in service as a director with the Company. The Board of Directors or the Company’s shareholders may terminate your status as a director consistent with the Company’s Articles of Incorporation and Bylaws.

Board and Committee Authority:	By accepting this Option, you agree (including on behalf of your legal representatives or beneficiaries) that the Plan and this Option are subject to discretionary interpretation by the Committee and that any such interpretation is final, binding and conclusive on all parties. In addition, the Board of Directors may modify, amend or extend this Option at any time and for any reason provided that no modification, extension or renewal will alter, impair or adversely affect this Option without your written consent and provided further that the Board of Directors may not take any action that would reduce the Exercise Price other than pursuant to Section 4(b) of the Plan.

This Option is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding this Option and definitions of capitalized terms used and not defined in this Option can be found in the Plan.

BY ACCEPTING THIS STOCK OPTION AWARD, YOU AGREE TO ALL OF THE TERMS
AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.

__________________________________
Authorized Officer

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